December 2008 Pricing Sheet dated December 23, 2008 relating to Preliminary Terms No. 815 dated November 21, 2008 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities
Buffered PLUS Based on the Value of the S&P 500® Index due December 20, 2010
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – DECEMBER 23, 2008
Issuer:	Morgan Stanley
Maturity date:	December 20, 2010
Underlying index:	S&P 500® Index
Aggregate principal amount:	$15,874,570
Payment at maturity:
•     If the final index value is greater than the initial index value:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•     If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:
$10
•     If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:
($10 x the index performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	863.16, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	December 16, 2010, subject to adjustment for certain market disruption events.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$16.00 per Buffered PLUS (160% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	December 23, 2008
Original issue date:	December 31, 2008 (5 business days after the pricing date)
CUSIP:	617483797
Listing:
The Buffered PLUS have been approved for listing on NYSE Arca, Inc. under the ticker symbol “BTQ,” subject to official notice of issuance.  It is not possible to predict whether any secondary market for the Buffered PLUS will develop.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	$10	$0.175	$9.825
Total	$15,874,570	$277,804.98	$15,596,765.02
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per Buffered PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 815 dated November 21, 2008
Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  IN ADDITION, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.